Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, July 24, 2014	(302) 857-3292

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE SECOND QUARTER OF 2014

Dover Motorsports, Inc. (NYSE: DVD) today reported results for the three months ended June 30, 2014.

The Company promoted a NASCAR triple-header and hosted the Firefly Music Festival in Dover during the second quarter of 2014 and 2013. The Company leases a portion of its Dover facility to the promoter, provides logistical assistance and handles certain concessions for which the Company retains a certain percent of the gross sales.

Revenues for the second quarter of 2014 were $24,273,000 compared with $24,465,000 in the second quarter of 2013. The decrease in revenues was primarily due to lower motorsports admissions and event-related revenue, partially offset by the contracted increase in broadcasting revenue for the Dover NASCAR weekend and by slightly higher revenue from the Firefly Music Festival.

Operating and marketing expenses were $13,268,000 in the second quarter of 2014 compared to $13,123,000 in the second quarter of 2013. The increase was primarily due to the scheduled increase in purse and sanction fees and increased promotion and security costs for the Dover NASCAR weekend.

General and administrative expenses decreased to $1,776,000 in the second quarter of 2014 from $1,839,000 in the second quarter of 2013.

Net interest expense decreased to $99,000 in the second quarter of 2014 from $275,000 for the second quarter of 2013. The decrease was due to lower interest rates, lower outstanding borrowings and lower fees.

Earnings before income tax expense for the second quarter of 2014 were $8,256,000 compared with $8,391,000 in the second quarter of 2013.

Net earnings for the second quarter of 2014 were $4,844,000 or $0.13 per diluted share compared to $4,903,000 or $0.13 per diluted share for the second quarter of 2013.

At June 30, 2014, the Company’s total indebtedness was $16,920,000 compared with $23,180,000 at June 30, 2013.

As previously announced, the Company entered into an agreement on May 28, 2014 with NeXovation, Inc. to sell its Nashville Superspeedway facility. The agreement provides for an aggregate purchase price of $27 million in cash plus the assumption by NeXovation, Inc. of the Company’s obligations under certain Variable Rate Tax Exempt Infrastructure Revenue Bonds issued by the Sports Authority of the County of Wilson, Tennessee. The transaction is expected to close during the third quarter and is subject to customary closing conditions.

The Company’s balance sheet includes a $1,835,000 contingent obligation related to the bonds noted above which will be reversed upon the closing of the transaction resulting in an increase in our pre-tax earnings by the amount of the contingent obligation at the date of closing.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Admissions	$4,473	$4,864	$4,473	$4,864
Event-related	4,194	4,531	4,367	4,640
Broadcasting	15,606	15,066	15,606	15,066
Other	-	4	10	11

	24,273	24,465	24,456	24,581

Expenses:
Operating and marketing	13,268	13,123	14,303	14,177
General and administrative	1,776	1,839	3,636	3,750
Depreciation	818	824	1,643	1,649

	15,862	15,786	19,582	19,576

Operating earnings	8,411	8,679	4,874	5,005

Interest expense, net	(99)	(275)	(264)	(550)
(Provision) benefit for contingent obligation	(70)	(19)	8	3
Other income	14	6	17	145

Earnings before income taxes	8,256	8,391	4,635	4,603

Income tax expense	(3,412)	(3,488)	(1,909)	(1,979)

Net earnings	$4,844	$4,903	$2,726	$2,624

Net earnings per common share:
Basic	$0.13	$0.13	$0.07	$0.07

Diluted	$0.13	$0.13	$0.07	$0.07

Weighted average shares outstanding:
Basic	36,042	36,373	36,052	36,385
Diluted	36,042	36,373	36,052	36,385

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30, 2014	June 30, 2013	December 31, 2013
ASSETS
Current assets:
Cash	$49	$16	$4
Accounts receivable	11,930	12,430	28
Inventories	117	183	114
Prepaid expenses and other	1,070	1,138	1,050
Receivable from Dover Downs Gaming & Entertainment, Inc.	-	57	4
Prepaid income taxes	-	-	22
Deferred income taxes	87	83	76
Assets held for sale	26,000	-	-

Total current assets	39,253	13,907	1,298

Property and equipment, net	58,270	91,454	85,591
Other assets	945	826	919
Deferred income taxes	310	464	336

Total assets	$98,778	$106,651	$88,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$458	$284	$25
Accrued liabilities	4,733	3,918	2,887
Payable to Dover Downs Gaming & Entertainment, Inc.	39	-	-
Income taxes payable	1,328	377	-
Deferred revenue	4,035	4,976	1,743

Total current liabilities	10,593	9,555	4,655

Revolving line of credit	16,920	23,180	14,820
Liability for pension benefits	1,414	2,988	1,521
Provision for contingent obligation	1,835	1,931	1,843
Deferred income taxes	16,835	18,309	16,926

Total liabilities	47,597	55,963	39,765

Stockholders’ equity:
Common stock	1,812	1,840	1,802
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,394	102,094	101,362
Accumulated deficit	(52,337)	(52,632)	(55,063)
Accumulated other comprehensive loss	(1,539)	(2,465)	(1,573)

Total stockholders’ equity	51,181	50,688	48,379

Total liabilities and stockholders’ equity	$98,778	$106,651	$88,144

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Operating activities:
Net earnings	$2,726	$2,624
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation	1,643	1,649
Amortization of credit facility fees	48	121
Stock-based compensation	164	166
Deferred income taxes	(93)	1,024
Benefit for contingent obligation	(8)	(3)
Gain on sale of property and equipment	-	(138)
Changes in assets and liabilities:
Accounts receivable	(11,902)	(12,206)
Inventories	(3)	(59)
Prepaid expenses and other	(64)	(103)
Accounts payable	433	139
Accrued liabilities	1,846	1,015
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	43	(57)
Income taxes payable/prepaid income taxes	1,351	429
Deferred revenue	2,292	2,257
Other liabilities	(77)	(30)

Net cash used in operating activities	(1,601)	(3,172)

Investing activities:
Capital expenditures	(322)	(207)
Proceeds from sale of property and equipment	-	138
Purchases of available-for-sale securities	(45)	(38)
Proceeds from sale of available-for-sale securities	42	34

Net cash used in investing activities	(325)	(73)

Financing activities:
Borrowings from revolving line of credit	16,540	14,180
Repayments on revolving line of credit	(14,440)	(10,700)
Repurchase of common stock	(129)	(234)

Net cash provided by financing activities	1,971	3,246

Net increase in cash	45	1
Cash, beginning of period	4	15

Cash, end of period	$49	$16